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                                  EXHIBIT 4(i)

                                PROMISSORY NOTE

$75,000,000.00                                                   August 17, 1994

     Contel Cellular Inc. (herein called the "Company"), a corporation duly organized and existing under the laws of the State of Delaware for value received, hereby promises to pay to GTE FINANCE CORPORATION, a Delaware corporation, the principal sum of Seventy-Five Million ($75,000,000.00) United States Dollars on August 17, 2000, together with interest on the unpaid outstanding principal amount from the date hereof payable semi-annually on the 17th day of each February and August, commencing February 17, 1995, at a rate per annum of 9.90% (with the actual number of days being computed on the basis of a 360-day year).

     Payments of both principal and interest are to be made in lawful money of the United States of America at the offices of GTE Finance Corporation at One Stamford Forum, Stamford, Connecticut, or such other place as the holder thereof shall designated by written notice to the Company.

     Notwithstanding any other provision of this Promissory Note to the contrary, all principal and interest due and owing on this Promissory Note shall become immediately due and payable on such date that the majority of the Common Stock of the Company shall no longer be owned by GTE Corporation or any of its direct or indirect subsidiaries.

     This Note may not be prepaid at any time without the prior written permission of GTE Finance Corporation.

                                          Contel Cellular Inc.

                                          By:      /s/  DENNIS WHIPPLE
                                          --------------------------------------
                                              Dennis Whipple
                                              President

                                          By:      /s/  THEODORE J. CARRIER
                                          --------------------------------------
                                              Theodore J. Carrier
                                              CFO and Treasurer

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